Exhibit 99.1

Biofrontera Inc. Announces Major Restructuring of Relationship With Biofrontera AG Backed By $11 Million Investment

●	Biofrontera Inc. has signed an agreement to acquire all US assets related to Ameluz® and RhodoLED® including New Drug Application (NDA) and associated patents from Germany-based Biofrontera AG.
●	Under their new agreement, the effective royalty rate paid by Biofrontera Inc. will be reduced to 12% (and 15% above revenue of $65 million) of net sales from 25% - 35% of net sales.
●	This transaction, coupled with an $11 million financing led by existing investors, Rosalind Advisors and AIGH Capital Management LLC, is expected to fund Biofrontera Inc. to profitability.

WOBURN, Mass. (June 30, 2025) – Biofrontera Inc. (Nasdaq: BFRI), a biopharmaceutical company focused on the development and commercialization of photodynamic therapy (PDT), announced today that it has acquired all U.S. Rights to Ameluz® and RhodoLED® from its former parent company Biofrontera AG. An $11 million investment led by Rosalind Advisors, Inc. and AIGH Capital Management LLC funded the acquisition and transfer costs.

Biofrontera Inc. will now pay a monthly Ameluz® royalty of 12% in years where Ameluz® revenue in the US is less than $65 million, and 15% in years when revenue exceeds that threshold. The new royalty replaces the former transfer pricing model — which required payment of 25% to 35% of the net sales price per tube depending on timing and indication. As part of the agreement, Biofrontera AG will receive a 10% post-money equity stake in Biofrontera Inc., aligning long-term interests between the entities.

The transaction marks a significant step in the company’s strategy to strengthen its presence in the U.S. dermatology market. As part of the agreement, the responsibility for the manufacture of Ameluz® and the RhodoLED® portfolio of lamps for the US market will be transferred to Biofrontera Inc. In addition, all regulatory, quality management, pharmacovigilance, and commercial responsibilities associated with the U.S. market now rest entirely with Biofrontera Inc.

“This acquisition gives us full control and accountability for the success of Ameluz and RhodoLED in the U.S.,” said Dr Hermann Luebbert, President and CEO of Biofrontera Inc. “It allows us to drive commercial and operational decisions with greater agility. The move from transfer pricing to a royalty-based agreement and the resulting cost reductions will allow us to reach breakeven more quickly and be more profitable in the future. This agreement, coupled with our upcoming FDA submission for the treatment of superficial basal cell carcinoma, signals our continued commitment to realizing the potential of PDT in dermatology.”

A first tranche of $8.5 million will be funded in conjunction with the signing of the new royalty agreement. The second tranche of $2.5 million will be funded upon finalization of a detailed asset transfer agreement, which is expected by September 30, 2025. The new capital will be provided in the form of preferred shares convertible to common shares at the market price of $0.6249 per share as of the close of business on June 26, 2025.

“Ameluz has significant untapped potential in the U.S. market,” said Dr Gil Aharon of Rosalind Advisors Inc. “This transformational announcement creates the clarity and alignment needed to unlock that value. We are excited to support Biofrontera Inc. through its next phase of growth.”

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company specializing in the treatment of dermatological conditions with a focus on PDT. The Company commercializes the drug-device combination Ameluz® with the RhodoLED® lamp series for PDT of actinic keratosis, pre-cancerous skin lesions which may progress to invasive skin cancers. The Company performs clinical trials to extend the use of the products to treat non-melanoma skin cancers and moderate to severe acne. For more information, visit www.biofrontera-us.com and follow Biofrontera on LinkedIn and Twitter.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended. These statements include, but are not limited to, statements relating to Biofrontera’s commercial opportunities, the commercial success of its products, its upcoming FDA submission, the impact of its new agreement with Biofrontera AG on Biofrontera’s operations, the finalization of a detailed asset transfer agreement, the completion of the funding and the Company’s future profitability. We have based these forward-looking statements on our current expectations and projections about future events. Nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, include, but are not limited to: the impact of any extraordinary external events; any changes in the Company’s relationship with its business partners; the ability of the Company’s manufacturers to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz ® in combination with BF-RhodoLED and/or RhodoLED XL in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz in combination with BF- RhodoLED and/or RhodoLED XL is consistent with the Company’s expectations; the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing; and other factors that may be disclosed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), which can be obtained on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contact:

Investor Relations

Andrew Barwicki

1-516-662-9461

ir@bfri.com